Exhibit 10.3

Name:

SSN:

No. of Options:

Grant Date:

Expiration Date:

Grant Price:

Domino’s Pizza, Inc.

2004 Equity Incentive Plan

Non-Qualified Stock Option Agreement

Domino’s Pizza, Inc., (the “Company”) a Delaware corporation, hereby grants this Stock Option to the above named individual (the “Participant”), pursuant to the Company’s 2004 Equity Incentive Plan (as from time to time in effect, the “Plan”). Under this Stock Option, the Participant may purchase, from the Company during the period commencing on the Grant Date set forth above, and expiring on the Expiration Date set forth above, the aggregate number of shares set forth above (the “Shares”) of the Common Stock of the Company at the price per Share set forth above (the “Grant Price”), all in accordance with and subject to the following terms and conditions:

1. Vesting. This Stock Option is exercisable for 100% of the Shares on and after the 1st anniversary of the Grant Date at any time prior to the tenth anniversary of the Grant Date (the “Expiration Date”), subject to earlier termination as set forth in this agreement (the “Agreement”) and the Plan.

If the Participant ceases to serve as a director of the Company prior to the first anniversary of the Grant Date, this Stock Option will immediately expire Subject to the other provisions of this Agreement and the Plan, provided, however, if the Participant ceases to serve as a director or Retires or dies, at a time when the Participant had satisfied the age and years of service requirements specified in the definition of Retirement, this Stock Option will immediately upon such termination of service, Retirement or death, as applicable, and to the extent not otherwise exercisable, become fully exercisable, and will thereafter and until the Expiration Date, to the extent not previously exercised, be fully exercisable for the Shares. Provided, further, that if the Participant dies after such Retirement or dies at a time when the Participant had satisfied the age and years of service requirements specified in the definition of Retirement, the period for exercise specified herein shall end on the second anniversary of the date of such death. For purposes of this Stock Option, “Retire” and “Retirement” mean termination of the Participant’s service as a director after attainment by the Participant of age fifty-five (55) and five (5) years of continuous service as a director with the Company.

2. Exercise of Stock Option. Each election to exercise this Stock Option shall be made, in the manner prescribed by the Company, with the third party stock plan administrator appointed by the Company, by the Participant or the Participant’s executor, administrator, or legally appointed representative (in the event of the Participant’s incapacity) or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”) and received by the third party stock plan administrator, accompanied by this Agreement and payment in full as provided in the Plan. The purchase price shall be paid to the third party stock plan administrator appointed by the Company by either (i) delivery of cash or check; (ii) wire transfer; or (iii) through a broker-assisted cashless exercise program implemented in connection with the Plan. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.

3. Restrictions on Transfer of Shares. If at the time this Stock Option is exercised the Company or any of its stockholders is a party to any agreement restricting the transfer of any outstanding shares of the Company’s Common Stock, the Administrator may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Administrator).

4. Withholding; Agreement to Provide Security. The Company will not deliver Shares being purchased upon any exercise of this Stock Option unless it has received payment in a form acceptable to the Company for all applicable withholding taxes (or the Participant makes other arrangements satisfactory to the Company for the payment of such taxes).

5. Nontransferability of Stock Option. This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

6. Provisions of the Plan. This Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option is available from the Company. By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this Agreement. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

7. Non-Statutory Option. The Stock Option evidenced by this Agreement is intended to be, and is hereby designated, a non-statutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

8. Governing Law. This Stock Option is governed by, and subject to, the laws of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the courts of Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.

9. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Stock Option and participation in the Plan or future options that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

10. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

DOMINO’S PIZZA, INC.

Name:	David A. Brandon
Title:	Chairman and Chief Executive Officer